UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 9, 2005

Date of Report (Date of earliest event reported)

MONACO COACH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14725	35-1880244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

91320 Industrial Way Coburg, Oregon	97408
(Address of principal executive offices)	(Zip Code)

(541) 686-8011
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

On November 9, 2005 Monaco Coach Corporation (the “Company”) entered into a Stock and Unit Purchase Agreement (the “Purchase Agreement”), by and among the Company, R-Vision Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Purchaser”), William L. Warrick, Arlen J. Paul, Dennis Bailey, William Devos, Ruth A. Hollingsworth, Shannon E. Warrick, Bradford J. Warrick, William Lewis Warrick, Jodie D. Warrick, Helen L. Krizman, Warrick LP, William L. Warrick as Trustee of the William Warrick 1998 Irrevocable Trust for the Benefit of Shannon Elizabeth Warrick, William L. Warrick as Trustee of the William Warrick 1998 Irrevocable Trust for the Benefit of William Lewis Warrick, William L. Warrick as Trustee of the William Warrick 1998 Irrevocable Trust for the Benefit of Bradford James Warrick, and William L. Warrick as Trustee of the William Warrick 1998 Irrevocable Trust for the Benefit of Jodie Dawn Warrick, (sometimes referred to singly as “Seller” and collectively as “Sellers”), R-Vision, Inc., an Indiana corporation (“R-Vision”), A.J.P. R.V., Inc., an Indiana corporation (“AJP”), R-Vision Motorized LLC, an Indiana limited liability company (“R-Vision Motorized”), Roadmaster LLC, an Indiana limited liability company (“Roadmaster”) and Bison Manufacturing, LLC an Indiana limited liability company (“Bison”) (R-Vision, AJP, R-Vision Motorized, Roadmaster and Bison are collectively called the “R-Vision Group”) and William L. Warrick as representative of the Sellers (the “Sellers’ Representative”), pursuant to which Purchaser will purchase all of the issued and outstanding shares of capital stock of R-Vision and AJP and all of the outstanding membership interests of R-Vision Motorized, Roadmaster and Bison (collectively, the “Transaction”).

The aggregate consideration for all the equity interests of the R-Vision Group is $60,000,000, less the amount of any outstanding indebtedness for borrowed money of the R-Vision Group and certain other payments of the R-Vision Group in connection with the closing of the Transaction, including transaction expenses (the “Purchase Price”), subject to adjustment based on the net book value of the R-Vision Group as of the closing of the Transaction.

The closing of the Transaction is subject to customary closing conditions, including that no material adverse change in the R-Vision Group has occurred, all necessary third party consents have been received and certain key employees continue to be employed by the R-Vision Group.

On November 9, 2005, AJP, the Sellers’ Representative, the Company and Purchaser entered into an addendum to the Purchase Agreement, pursuant to which Purchaser may elect to exercise an option to purchase the assets of AJP instead of all of the outstanding stock thereof.

In connection with the closing of the Transaction, the Company will enter into employment agreements with certain key employees of the R-Vision Group (who will not be executive officers of the Company).  Pursuant to such employment agreements the Company shall issue restricted stock units under the 1993 Incentive Stock Option Plan, as amended (or a cash equivalent in substitute thereof), in an amount equal to 53,000 shares of the Company’s common stock to such employees in the aggregate, which units cliff vest in full four years after the date of grant (assuming continued employment).

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)  On November 9, 2005, the Registrant’s Board of Directors amended Article VI of the Registrant’s Bylaws, principally to clarify the roles of various officers and to provide for interim succession in the event of the absence or disability of the Chairman of the Board, the Chief Executive Officer or the President.  Section 6.7 now provides that in the absence or disability of the Chairman of the Board, the person who may have been designated Lead Director shall be the Chairman until a successor is appointed. Section 6.8 was added to specify the powers of the Chief Executive Officer and also provides that in the absence or disability of both the Chief Executive Officer and the President, the Board of Directors shall promptly determine who shall serve as Chief Executive Officer, but that pending such determination the person who may have been designated Lead Director shall serve as the Chief Executive Officer.  Section 6.8 was redesignated as 6.9 and was amended to clarify the powers and responsibilities of the President and to provide that in the absence or disability of the Chief Executive Officer, or if there be no such officer, then the President shall have the powers of the Chief Executive Officer.  Section 6.16 was  added to define the responsibilities of the Chief Financial Officer.  Section 6.16 was added to define the responsibilities of the Lead Director.  A number of other clarifying and conforming changes were made to Article VI.

Item 9.01	Financial Statement and Exhibits

(d)	Exhibits

3.1 Bylaws of Registrant as amended November 9, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONACO COACH CORPORATION

Date: November 16, 2005	/s/ P. Martin Daley
P. Martin Daley
Vice President and Chief Financial Officer